Filed pursuant to Rule 433

Registration No. 333-170388

Free Writing Prospectus dated August 6, 2012

BRE PROPERTIES, INC.

$300,000,000 3.375% Senior Notes due 2023

FINAL TERMS AND CONDITIONS

Issuer:	BRE Properties, Inc.

Note Type:	Senior Notes

Minimum Denomination:	$1,000 x $1,000

Pricing Date:	August 6, 2012

Settlement Date:	August 13, 2012 (T+5)

Maturity Date:	January 15, 2023

Principal Amount:	$300,000,000

Benchmark:	UST 1.750% due May 15, 2022

Benchmark Treasury Price and Yield:	101-23+ / (1.558%)

Re-offer Spread:	+190 bps

Re-offer Yield:	3.458%

Coupon:	3.375%

Public Offering Price:	99.281%

Gross Underwriting Spread	0.650%

Optional Redemption:	Make whole call T+30 bps at any time before October 15, 2022. Par on or after October 15, 2022.

Interest Payment Dates:	January 15 and July 15, beginning January 15, 2013.

CUSIP:	05564EBM7

Joint Bookrunning Managers:	J.P. Morgan Securities LLC

RBS Securities Inc.

Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

UBS Securities LLC

Co Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities (USA), Inc.

U.S. Bancorp Investments, Inc.

PNC Capital Markets LLC

The Huntington Investment Company

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

The Williams Capital Group, L.P.

Capital One Southcoast, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free J.P. Morgan Securities LLC at 212-834-4533, RBS Securities Inc. at 866-884-2071 or Wells Fargo Securities, LLC at 800-326-5897.